EXHIBITS 5.1, 8.1 & 23.1

                   [Letterhead of Thacher Proffitt & Wood llp]



                                                                  April 28, 2005


Greenwich Capital Markets, Inc.              WaMu Capital Corp.
600 Steamboat Road                           1201 Third Avenue
Greenwich, Connecticut 06830                 Mail Stop WMT 0626
                                             Seattle, Washington 98101
Morgan Keegan & Company, Inc.
50 North Front Street, 16th Floor
Memphis, TN  38103

                    Opinion: Underwriting Agreement (Tax)
                    Financial Asset Securities Corp.
                    First Franklin Mortgage Loan Trust 2005-FF4
                    Asset-Backed Certificates, Series 2005-FF4
                    ------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to Greenwich Capital Financial Products, Inc. (the "Seller"), Financial Asset Securities Corp. (the "Depositor") and Greenwich Capital Markets, Inc. ("GCM", the "Initial Purchaser"; together with WaMu Capital Corp. and Morgan Keegan & Company, Inc., the "Underwriters") in connection with (i) the Mortgage Loan Purchase Agreement, dated April 20, 2005 (the "Seller Sale Agreement"), between the Seller and the Depositor, (ii) the Pooling and Servicing Agreement, dated as of April 1, 2005 (the "Pooling and Servicing Agreement"), among the Depositor, National City Home Loan Services, Inc., (the "Servicer") and Deutsche Bank National Trust Company (the "Trustee"), and the certificates issued pursuant thereto designated as First Franklin Mortgage Loan Trust 2005-FF4, Asset-Backed Certificates, Series 2005-FF4 (the "Certificates"), (iii) the Underwriting Agreement, dated April 20, 2005 (the "Underwriting Agreement"), among the Depositor and the Underwriters, and (iv) the Prospectus Supplement, dated April 20, 2005 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated February 22, 2005 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"). The Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement and the Underwriting Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

            In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically



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addressed in the opinions expressed below, with your permission we have assumed, and are relying thereon without independent investigation, (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

            This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

            In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended, (the "Code") applicable to a real estate mortgage investment conduit ("REMIC") We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

            The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

            Based upon and subject to the foregoing, it is our opinion that:

            1. Each of the Agreements to which the Seller or the Depositor is a party (to the extent that the laws of the State of New York are designated therein as the


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                  governing law thereof), assuming the necessary power and
                  authority therefor and authorization, execution and delivery thereof by the parties thereto (other than any party as to which we opine to that effect herein) and the enforeability thereof ( except as limited by bankruptcy and other insolvency laws) against the other parties thereto, is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against the Depositor or the Seller, as the case may be.

            2. The Certificates, assuming the necessary entity power and authority therefor, authorization, execution, authentication and delivery thereof and payment therefor in accordance with the applicable Agreements, are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

            3. Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC 1, REMIC 2, REMIC 3, REMIC 4 and REMIC 5 will qualify as a REMIC,
                  (ii) the REMIC 1 Regular Interests will represent ownership of "regular interests" in REMIC 1, and the Class R-1 Interest will constitute the sole class of "residual interests" in REMIC 1, (iii) the REMIC 2 Regular Interests will represent ownership of the "regular interests" in REMIC 2, and the Class R-2 Interest will constitute the sole class of "residual interests" in REMIC 2, (iv) the Adjustable-Rate Certificates (exclusive of any right to receive payments from the Net WAC Rate Carryover Reserve Account), the Class CE Interest and the Class P Interest will represent ownership of "regular interests" in REMIC 3 and will generally be treated as debt instruments of REMIC 3, and the Class R-3 Interest will constitute the sole class of "residual interests" in REMIC 3,
                  (v) the Class CE Certificates will represent ownership of the "regular interests" in REMIC 4, and the Class R-4 Interest will constitute the sole class of "residual interests" in REMIC 4, (vi) the Class P Certificates will represent ownership of the "regular interests" in REMIC 5, and the Class R-5 Interest will constitute the sole class of the "residual interests" in REMIC 5, (vii) the Class R Certificates will represent ownership of the Class R-1 Interest, the Class R-2 Interest and the Class R-3 Interest and (viii) the Class R-X Certificates will represent ownership of the Class R-4 Interest and the Class R-5 Interest.

            This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction (as defined in Treasury regulation section 1.6011-4) and (iv) as otherwise required by law; provided that none of the


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foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.



                                        Very truly yours,

                                        By: /s/ THACHER PROFFITT & WOOD LLP